Exhibit 23a




INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Pre-effective Amendment No. 1 to Registration Statement No. 333-00941 of American Skandia Life Assurance Corporation on Form S-1 of our report dated March 14, 1996 relating to American Skandia Life Assurance Corporation and to the reference to us under the heading "Selected Financial Data" appearing in the Prospectus which is part of such Registration Statement.


/s/ Deloitte & Touche LLP
New York, New York
April 25, 1996